Exhibit 99.1

                    FIRST UNITED CORPORATION ANNOUNCES THIRD
                                QUARTER EARNINGS

OAKLAND, MARYLAND-- November 5, 2004: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended September 30, 2004 of $1.1 million
($.18 per share), compared to $2.2 million ($.36 per share) for the third quarter of 2003, a 50% decrease. For the nine months ended September 30, 2004, net income totaled $5.8 million ($.95 per share), a 28% decrease over net income of $8.0 million ($1.31 per share) for the first nine months of 2003. The three- and nine- month comparison reflects an increase in net interest income, on a fully tax-equivalent basis, of $.1 million and $1.6 million, respectively. The increase in net interest income is offset by higher costs related to a higher effective tax rate of 34% in 2004 versus 28% in 2003, as a result of our recent internal restructurings, the March 2004 issuance of approximately $31 million of junior subordinated debentures, the September 2004 redemption of approximately $24 million of our junior subordinated debentures, an increase in the provision for loan losses, and the professional fees associated with compliance with the Sarbanes-Oxley Act. As a result of the debenture redemption, approximately $.91 million of pretax unamortized issuance costs were expensed.

For the nine months ended September 30, 2004, the Corporation's returns on average assets and average shareholders' equity were .67% and 9.05%, respectively, compared to 1.04% and 13.06%, respectively, for the same period in 2003.

Loans and leases were $898.6 million at September 30, 2004, compared to $778.6 million at September 30, 2003, an increase of 15.4%. This increase is attributable primarily to growth in commercial and residential mortgage loans. Existing commercial relationships in core markets are responsible for much of the commercial loan growth during the period. Deposits were $829.0 million at September 30, 2004, compared to $775.8 million at September 30, 2003, an increase of 6.9%. The increase in deposits is primarily attributable to an increase in brokered certificates of deposit, of $100,000 or more, which were purchased in order to fund the rapid loan growth during the period. Total assets were $1.2 billion at September 30, 2004, a 9.1% increase from $1.1 billion at September 30, 2003.

Comparing September 30, 2004 to September 30, 2003, shareholders' equity increased 4.0%, from $82.8 million at September 30, 2003 to $86.1 million at September 30, 2004. As a result, book value per share increased from $13.68 to $14.15. At September 30, 2004, there were 6,087,287 issued and outstanding shares of the Corporation's common stock.

On September 30, 2004, the Corporation redeemed all of its 9.375% Junior Subordinated Deferrable Interest Debentures that it issued to First United Capital Trust in 1999. The aggregate redemption price paid by the Corporation was approximately $23.7 million. First United Capital Trust was dissolved on October 12, 2004.

Net-Interest Income
-------------------
Net interest income, on a fully tax-equivalent basis, increased $.1 million in the third quarter of 2004 when compared to the third quarter of 2003. The increase resulted from a $.5 million increase in interest income during the period, coupled with a $.4 million increase in interest expense. Net interest income, on a fully tax-equivalent basis, for the first nine months of 2004 increased 6.2% to $27.5 million, compared to $25.9 million for the first nine months of 2003. Net interest margin, on a fully tax-equivalent basis, was 3.43% for the nine months ended September 30, 2004, decreasing 18 basis points when compared to 3.61% for the nine months ended September 30, 2003. The margin compression continues to be a reflection of the historically-low interest rate environment.

Non-Interest Income
-------------------
Comparing the third quarter of 2004 to the third quarter of 2003, non-interest income remained unchanged at $2.8 million. For the first nine months of 2004, non-interest income was $9.2 million, compared to $8.4 million for the same period of 2003, a 9.5% increase.

The increase in non-interest income for the nine-month period ended September 30, 2004 was primarily a result of an increase in service charges on deposit accounts, attributable to a renewed concentration on the Corporation's overdraft protection program, and increases in trust income. These items contributed a combined $.7 million increase in non-interest income for the nine months ended September 30, 2004.

Non-Interest Expense
--------------------
Non-interest expense for the third quarter of 2004 was $9.1 million, compared to $8.0 million for the third quarter of 2003, a 13.8% increase. For the first nine months of 2004, non-interest expense was $25.7 million, compared to $21.9 million for the same period of 2003, a 17.4% increase.

These increases in non-interest expense for the three- and nine-month periods ended September 30, 2004, were the result of various factors, including the Corporation's continued growth and expansion efforts, which have added personnel and corresponding increases in salaries and benefits. Professional fees incurred in connection with the Corporation's focus on compliance with the Sarbanes-Oxley Act of 2002, particularly its provisions addressing management's assessment of internal controls, also contributed to the increases in non-interest expense for the three- and nine-month periods ended September 30, 2004. In addition, approximately $.9 million write-off of issuance costs due to the redemption on September 30, 2004 of our junior subordinated debentures issued to First United Capital Trust were realized.

Asset Quality
-------------
Management believes that the Corporation's asset quality is sound. The ratio of nonperforming and past-due loans to total loans at September 30, 2004 was .79%, compared to .33% at September 30, 2003. The ratio of nonperforming and past-due loans to total assets at September 30, 2004 was .59%, compared to .23% at September 30, 2003. These ratio increases resulted primarily from the addition of two agricultural loans to non-accrual status in the second quarter of 2004. Management believes that the risk of loss associated with these relationships has been appropriately considered in determining the Corporation's adequacy of the allowance for loan losses. The ratio of the allowance for loan losses to gross loans at September 30, 2004 was .73%, compared to .80% at September 30, 2003. For the quarter ended September 30, 2004, the provision for loan losses was $.85 million, compared to $.36 million for the quarter ended September 30, 2003.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through Gonder Insurance Agency, Inc. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, and Berkeley Counties in West Virginia. The Corporation's website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the "Risk Factors" filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2003. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

                                                 Three Months Ended                                       Nine Months Ended
                                                     Unaudited                                                 Unaudited
                                               30-Sep        30-Sep         30-Jun        31-Mar        30-Sep          30-Sep
                                                2004          2003           2004          2004          2004            2003
                                            ------------   -----------    ----------    -----------   ----------     -----------
EARNINGS SUMMARY
Interest income (FTE)                       $    15,320    $   14,747     $   15,031    $   14,801    $    45,151    $    43,770
Interest expense (FTE)                      $     6,350    $    5,919     $    5,856    $    5,493    $    17,697    $    17,915
Net interest income (FTE)                   $     8,970    $    8,828     $    9,175    $    9,308    $    27,454    $    25,855
Provision for loan and lease losses         $       851    $      357     $      739    $       45    $     1,635    $       696
Noninterest income                          $     2,802    $    2,786     $    3,004    $    3,441    $     9,247    $     8,366
Noninterest expense                         $     9,095    $    7,992     $    8,233    $    8,396    $    25,724    $    21,903
Income taxes                                $       573    $      872     $    1,032    $    1,396    $     3,001    $     3,144
Net income                                  $     1,095    $    2,180     $    1,997    $    2,712    $     5,804    $     7,953
Cash dividends                              $     1,096    $    1,065     $    1,096    $    1,096    $     3,288    $     3,196

                                                 Three Months Ended
                                                     Unaudited
                                               30-Sep        30-Sep
                                                2004          2003
                                            ------------   -----------
PER COMMON SHARE
Earnings per share
       Basic/Diluted                        $         0.18     $       0.36     $        0.33    $        0.45
Book value                                  $        14.15     $      13.61     $       13.84    $       14.13
Closing market value                        $        20.26     $      22.55     $       19.45    $       23.15
Common shares
Outstanding at period end
       Basic/Diluted                             6,087,287        6,087,433         6,087,287        6,087,287

PERMANCE RATIOS (Period End)
Return on average assets                             0.67%            1.04%             0.83%            0.97%
Return on average shareholders'
     Equity                                          9.05%           13.06%            11.10%           12.75%
Net interest margin (FTE)                            3.43%            3.61%             3.53%            3.60%
Efficiency ratio                                    70.02%           63.80%            66.90%           65.92%

PERIOD END BALANCE
Assets                                      $    1,210,725    $   1,119,328     $   1,164,904    $   1,150,491
Earning assets                              $    1,123,350    $   1,030,449     $   1,070,864    $   1,068,497
Gross loans and leases                      $      898,622    $     778,587     $     863,170    $     826,294
     Consumer Real Estate                   $      325,117    $     262,866     $     305,290    $     296,292
     Commercial                             $      356,219    $     314,165     $     344,627    $     322,542
     Consumer                               $      217,286    $     201,556     $     213,253    $     207,460
Investment securities                       $      217,502    $     238,156     $     203,562    $     212,479
Total deposits                              $      829,024    $     775,800     $     769,720    $     763,362
     Noninterest bearing                    $      105,011    $     100,313     $     106,807    $     103,382
     Interest bearing                       $      724,013    $     675,487     $     662,913    $     659,980
Shareholders' equity                        $       86,120    $      82,825     $      84,262    $      86,013

CAPITAL RATIOS Period end capital to risk- Weighted assets:
     Tier 1                                         10.89%           10.00%            11.25%           11.50%
     Total                                          11.80%           11.60%            14.80%           15.16%

ASSET QUALITY
Net charge-offs for the quarter             $          538    $         273     $         287    $         202
Nonperforming assets: (Period End)
     Nonaccrual loans                       $        6,024    $       1,791     $       5,347    $       2,722
     Restructured loans                     $          547    $         557     $         549    $         552
     Loans 90 days past due
     and accruing                           $        1,068    $         780     $       1,354    $       1,266
     Other real estate owned                $          167    $         177     $         139    $         139
     Total nonperforming assets
     and past due loans                     $       14,669    $      12,829     $      13,042    $      15,350
Allowance for credit losses
  to gross loans, at period end                      0.73%            0.80%             0.73%            0.71%
Nonperforming and 90 day past-due loans
 to total loans at period end                        0.79%            0.33%             0.78%            0.48%
Nonperforming loans and 90 day past-due
Loans to total assets, at period end                 0.59%            0.23%             0.58%            0.35%